OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2007 SECOND QUARTER RESULTS

Company Reports 41% Increase in Revenues and 100% Increase in Profits

Houston, Texas - May 9, 2007 - OYO Geospace (NASDAQ: OYOG) today announced net income of $3.1 million, or $0.52 per diluted share, on revenues of $32.1 million for its second quarter ended March 31, 2007. This compares with net income of $1.6 million, or $0.26 per diluted share, on revenues of $22.7 million in the comparable quarter last year.

For the six months ended March 31, 2007, OYO Geospace recorded sales of $76.8 million and net income of $11.0 million, or $1.82 per diluted share. For the comparable period last year, the company recorded sales of $44.6 million and a net income of $2.8 million, or $0.48 per diluted share.

"Strong worldwide demand for seismic equipment resulted in record shipments of our seismic exploration products in the second quarter," said Gary D. Owens, OYO Geospace's Chairman, President and CEO. "Demand for our seismic exploration products showed gains in the quarter, and seismic exploration product demand in our Canadian and Russian markets also improved over the comparable period of the prior fiscal year. Backlog for these products remains strong," said Owens.

"We are very satisfied with these quarterly results, especially since we experienced a relatively low level of seismic reservoir product sales, which generally contain better margins. To generate this level of revenue and earnings on mostly seismic exploration products demonstrates the busy condition of our industry. We are pursing a retrievable seismic seabed cable order and several seismic borehole system orders for possible delivery this fiscal year. In addition, we are pursuing future prospects for both permanent seismic seabed systems and borehole systems for next year. We are working hard to close these transactions," Owens said.

"Our non-seismic offshore cables and industrial products continue to show healthy revenue growth and demand. Our thermal solutions product sales and operating profits were up sequentially for the quarter, although down slightly from last year's second quarter. We are continuing our initiatives to introduce new thermal solutions products and improve existing ones," said Owens.

"We expect to occupy our new building in the coming days, and then immediately begin the transition of moving existing and new equipment into this facility. This transition is expected to last for several months in order to minimize any interruption to our existing production schedule. The new space and capacity will be a welcome addition to our Houston-based facility," continued Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Sales	$ 32,062	$ 22,673	$ 76,815	$ 44,588
Cost of sales	21,420	15,161	47,534	29,891
Gross profit	10,642	7,512	29,281	14,697
Operating expenses:
Selling, general and administrative	4,267	3,749	8,806	7,541
Research and development	1,538	1,582	3,933	2,997
Total operating expenses	5,805	5,331	12,739	10,538
Income from operations	4,837	2,181	16,542	4,159
Other income (expense):
Interest expense	(106)	(229)	(217)	(426)
Interest income	121	162	247	279
Foreign exchange gains (losses)	(10)	1	(28)	(39)
Other, net	(22)	14	(9)	29
Total other expense, net	(17)	(52)	(7)	(157)
Income before income taxes	4,820	2,129	16,535	4,002
Income tax expense	1,673	562	5,539	1,160
Net income	$ 3,147	$ 1,567	$ 10,996	$ 2,842
Basic earnings per share	$ 0.54	$ 0.28	$ 1.91	$ 0.50
Diluted earnings per share	$ 0.52	$ 0.26	$ 1.82	$ 0.48
Weighted average shares outstanding - Basic	5,776,350	5,679,402	5,760,725	5,656,786
Weighted average shares outstanding - Diluted	6,075,200	5,962,446	6,042,478	5,904,750